Exhibit  99.1

NEWS RELEASE

MARK HOROWITZ TO STEP DOWN FROM RAMBUS BOARD OF DIRECTORS

Rambus founder to take two-year leave of absence as Chief Scientist

SUNNYVALE, CA — December 7, 2011 — Rambus Inc. (Nasdaq:RMBS), one of the world’s premier technology licensing companies, announced today that Dr. Mark Horowitz will step down as a member of the Company’s Board of Directors effective December 31, 2011, and will take a two-year leave of absence from his role as Chief Scientist.  Dr. Horowitz indicated that his decision to leave the Board is due to personal reasons and other obligations.

“I have been part of Rambus since the founding in 1990, and feel privileged to have worked with some of the most talented professionals in a variety of technology fields.  I feel particularly proud of the many ground-breaking inventions and contributions Rambus has made to the high-bandwidth memory interface industry and am very excited about our recent work in LED lighting and cryptography,” said Dr. Horowitz. “While I will miss being involved with Rambus, it is time for me to focus on my personal obligations.  I have full confidence in the Rambus management team and Board of Directors, and will be available to them as time permits for consultation.”

"As a founder, inventor, executive and Board member, Mark’s leadership, technical expertise and dedication have been invaluable to the growth and success of the company.  We are extremely grateful for all of Mark’s many contributions to Rambus over the years,” said Harold Hughes, president and chief executive officer at Rambus.

Dr. Horowitz has been a director since the Company’s founding in 1990 and served as chief scientist since May 2005.  Dr. Horowitz has taught at Stanford University since 1984 and is currently a professor and chair of the Electrical Engineering Department.  He holds his bachelor’s and master’s degrees from the Massachusetts Institute of Technology and received his Ph.D. in Electrical Engineering from Stanford University.  In addition, in 2007 Dr. Horowitz was elected to the National Academy of Engineering, and in 2006 he received the IEEE Donald O. Peterson Award in Solid State Circuits.   Dr. Horowitz has received numerous other awards and accolades and is widely recognized as a renowned inventor and scientist.

About Rambus Inc.
Founded in 1990, Rambus is one of the world's premier technology licensing companies. As a company of inventors, Rambus focuses on the development of technologies that enrich the end-user experience of electronic systems. Its breakthrough innovations and solutions help industry-leading companies bring superior products to market. Rambus licenses both its world-class patent portfolio, as well as its family of leadership and industry-standard solutions.  Rambus has offices in California, North Carolina, Ohio, India, Germany, Japan, Korea, and Taiwan.  Additional information is available at www.rambus.com.

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Press Contact:
Linda Ashmore
Rambus Public Relations
(408) 462-8411
lashmore@rambus.com